JOURNAL COMMUNICATIONS ANNOUNCES PRICING OF COMMON STOCK OFFERING

MILWAUKEE, WI – June 9, 2004 – Journal Communications (NYSE:JRN) priced its public offering of 6,000,000 shares of its Class A Common Stock at $18.25 per share. The underwriters also have an option to purchase up to 900,000 additional shares of common stock to cover over-allotments. The public offering of the shares is expected to close on June 15, 2004.

The net proceeds from the offering will be approximately $103.4 million, assuming no exercise of the underwriters’ over-allotment option. Journal Communications plans to use the net proceeds of the offering to repay outstanding indebtedness under its unsecured revolving credit facility, to fund the Green Bay, Wisconsin television acquisition and for general corporate purposes, including potential future acquisitions.

Morgan Stanley and Robert W. Baird & Co. served as the lead managers of the offering. A prospectus may be obtained from Morgan Stanley, 1585 Broadway, New York, NY 10036, or Robert W. Baird & Co., 777 East Wisconsin Avenue, Milwaukee, WI 53202.

About Journal Communications

Journal Communications, Inc., headquartered in Milwaukee, Wisconsin, was founded in 1882. We are a diversified media and communications company with operations in publishing, radio and television broadcasting, telecommunications and printing services. We publish the Milwaukee Journal Sentinel, which serves as the only major daily newspaper for the Milwaukee metropolitan area, and more than 90 community newspapers and shoppers in eight states. We own and operate 38 radio stations and six television stations in 11 states and have signed an agreement to purchase WGBA-TV and to assume an existing local marketing agreement for WACY-TV – both located in the Green Bay/Appleton (Wisconsin) market. Through our telecommunications segment, we own and operate a regional fiber optic network in the upper Midwest, provide integrated data communications solutions for small and mid-size businesses and offer network transmission solutions for other service providers. We also provide a wide range of commercial printing services, including publications, professional journals and documentation material, as well as electronic publishing, kit assembly and fulfillment.